Exhibit 99.1

NEWS

Cooper Tire & Rubber Company Reports

First Quarter 2018 Results and Updates Guidance

FINDLAY, Ohio, April 30, 2018 – Cooper Tire & Rubber Company (NYSE: CTB) today reported first quarter 2018 net income of $8 million, or diluted earnings per share of $0.16, compared with $31 million, or $0.57 per share, for the same period last year.

First Quarter Highlights:

•	Consolidated unit volume decreased 6.1 percent compared to the prior year, with decreases in both the Americas and International segments.
•	Net sales decreased 6.5 percent to $601 million.
•	Operating profit was $26 million, or 4.4 percent of net sales, which is a decrease of $32 million from the prior year.
•	The company repurchased $16 million of its common stock during the quarter at an average price of $33.15 per share.

“Cooper’s first quarter U.S. volume performance was generally aligned with USTMA trends, which were weaker than expected due to slow consumer sell-out within the industry that continued from 2017,” said Brad Hughes, President & Chief Executive Officer.  “The decrease in our first quarter operating profit, adjusted for one-time items, was more than explained by weaker volume and higher manufacturing costs as we made production adjustments to keep our inventories in line with current market conditions.

“As the tire business navigates through current weak U.S. demand and raw material prices inch up, we expect our performance to be choppy in the months ahead. However, we believe that underlying macroeconomic factors support improvement in tire industry demand within the second half of this year. We expect that this, together with our initiatives to increase unit volumes and reduce costs, will drive improvements in our operating profit in the second half of the year. Our initiatives will be detailed at our investor event on May 11. Cooper has a strong brand with great consumer loyalty and we are poised to succeed when conditions improve and our efforts take hold.

“We are pleased with the volume performance of our truck and bus radial tire (TBR) business, which was up 25 percent in the first quarter, well above the industry trend. In March, we announced a Cooper branded TBR product line to complement our successful Roadmaster brand, and it has been very well received. In addition, we are encouraged by the profitability within our International segment, which continues to grow and demonstrate the value of our flexible global footprint. In the long-term, we believe Cooper will continue to be a strong global tire competitor that delivers value to our shareholders.”

Consolidated Results:

Cooper Tire	Q1 2018 ($M)	Q1 2017 ($M)	Change
Net Sales	$601	$643	(6.5)%
Operating Profit	$26	$58	(54.4)%
Operating Margin	4.4%	9.0%	(4.6) ppts.

First quarter net sales were $601 million, a decrease of 6.5 percent compared with $643 million in the first quarter of 2017. First quarter net sales were negatively impacted by $39 million of lower unit volume and $20 million of unfavorable price and mix, partially offset by $17 million of favorable foreign currency impact.

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Cooper Tire Q1 2018—2

First quarter 2018 operating profit was $26 million compared with $58 million for the same period last year. Operating profit for 2017 has been restated to reclassify $9 million of other pension and postretirement benefit costs out of operating profit.

Operating profit for the first quarter 2018 included $12 million of higher manufacturing costs and $11 million of lower unit volume. This was partially offset by $6 million of lower raw material costs, net of price and mix. Higher manufacturing costs reflect decisions to align production to demand and control inventory levels.

There were multiple unique items that impacted the comparison of first quarter 2018 to first quarter 2017. The non-recurrence of the Q1 2017 tariff reversal created an unfavorable variance of $22 million in the first quarter of this year. This was partially offset by $7 million of costs related to tornado damage at a North American distribution center in 2017 and $3 million of net insurance recoveries in the first quarter of 2018 related to that event.

In addition, there were $3 million of higher other costs in the quarter. Other costs included expenses related to workforce actions in the U.S. and Mexico as well as start-up costs related to two new U.S. distribution warehouses that will be operational this year.

Cooper’s first quarter raw material index decreased 5.8 percent from the first quarter of 2017. The raw material index increased 2.3 percent sequentially from 153.1 in the fourth quarter of 2017 to 156.6 in the first quarter of 2018.

The effective tax rate for the first quarter was 27.8 percent, compared to 30.7 percent in the prior year. The first quarter 2018 tax rate includes discrete items related to the accrual of additional uncertain tax positions pertaining to previous years. The rate is based on forecasted annual earnings and tax rates for the various jurisdictions in which the company operates.

At quarter end, Cooper had $213 million in cash and cash equivalents, compared with $365 million at the end of the same period last year. Capital expenditures in the first quarter were $60 million compared with $45 million in the same period of last year.

Cooper generated a return on invested capital, excluding the impact of discrete tax items in the fourth quarter of 2017, of 12.3 percent for the trailing four quarters.

In February 2017, the company announced an increased and extended $300 million share repurchase program through December 2019. During the first quarter, 469,581 shares were repurchased for $16 million at an average price of $33.15 per share. Since share repurchases began in August 2014, the company has repurchased a total of 15.2 million shares at an average price of $34.38 per share.

Americas Tire Operations:

Americas Tire Operations	Q1 2018 ($M)	Q1 2017 ($M)	Change
Net Sales	$485	$531	(8.7)%
Operating Profit	$31	$71	(55.9)%
Operating Margin	6.4%	13.3%	(6.9) ppts.

First quarter net sales in the Americas segment declined 8.7 percent as a result of $30 million of lower unit volume, $19 million of unfavorable price and mix, and $3 million of favorable foreign currency impact. Segment unit volume decreased 5.6 percent from the prior year, with unit volume decreases in North America and Latin America.

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Cooper Tire Q1 2018—3

Cooper’s first quarter total light vehicle tire shipments in the U.S. decreased 6.4 percent. The U.S. Tire Manufacturers Association (USTMA) reported that its member shipments of light vehicle tires in the U.S. were down 5.3 percent. Total industry shipments (including an estimate for non-USTMA members) decreased 1.9 percent for the period. The U.S. market performance reflected weaker than expected sell-out volume and corresponding pricing and promotional activity.

First quarter operating profit was $31 million, or 6.4 percent of net sales, compared with $71 million, or 13.3 percent of net sales, a year ago. Operating profit for the first quarter was impacted by $10 million of lower unit volume, $12 million of unfavorable manufacturing costs, related to lower unit volumes, and $14 million of unfavorable price and mix, which was offset by favorable raw material costs of $14 million.

As mentioned previously, there were multiple unique items that impacted the quarter. The non-recurrence of the first quarter 2017 tariff reversal created an unfavorable variance of $22 million in the first quarter of this year. This was partially offset by $7 million of costs related to tornado damage at a North American distribution center in 2017 and $3 million of net insurance recoveries in the first quarter of 2018 related to that event.

Other costs increased $6 million in the quarter, and included expenses related to workforce actions in Mexico as well as start-up costs related to two new U.S. distribution warehouses that will be operational in 2018.

International Tire Operations:

International Tire Operations	Q1 2018 ($M)	Q1 2017 ($M)	Change
Net Sales	$161	$142	13.6%
Operating Profit	$7	$3	145.6%
Operating Margin	4.6%	2.1%	2.5 ppts.

First quarter net sales in the International segment increased 13.6 percent as a result of $13 million of favorable price and mix and $14 million of favorable foreign currency impact, partially offset by $8 million of lower unit volume. Segment unit volume decreased 5.4 percent from the prior year, driven by a unit volume decrease in Europe, which was partially offset by a slight increase in Asia unit volume.

First quarter operating profit was $7 million, or 4.6 percent of net sales, compared with $3 million, or 2.1 percent of net sales, a year ago. The increase was driven by $6 million of favorable price and mix, which was partially offset by $1 million of lower unit volume. Other costs increased $1 million in the quarter.

Outlook

“Operating profit margin performance in the second quarter is expected to be similar to the first quarter, as we continue to navigate through a turbulent market environment. However, we expect industry demand to improve in the back half of the year. We expect that this, along with our actions to drive volume and reduce costs, will result in operating profit margin approaching our stated 9 percent to 11 percent range for the second half of 2018,” Hughes said. “In addition, with growth in the International segment, led by Asia, we expect Cooper to generate full-year unit volume growth on a consolidated basis compared to 2017.”

Additional management expectations for 2018 include:

•	Effective tax rate in a range between 23 and 26 percent.
•	Capital expenditures in a range between $200 and $220 million.

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Cooper Tire Q1 2018—4

First Quarter 2018 Conference Call Today at 10 a.m. Eastern

Management will discuss the financial and operating results for the first quarter, as well as the company’s business outlook, on a conference call for analysts and investors today at 10 a.m. EDT. The call may be accessed on the investor relations page of the company’s website at http://coopertire.com/Investors.aspx or at http://services.choruscall.com/links/ctb180430.html. Following the conference call, the webcast will be archived and available for 90 days at these websites.

A summary slide presentation of information related to the quarter is posted on the company’s website at http://investors.coopertire.com/Quarterly-Results.

Investor Day Webcast May 11 at 8:30 a.m. Eastern

Management will provide additional details about its strategy during its upcoming investor day on Friday, May 11, in New York City. Investors, media and other interested persons may access a live audio webcast of the event and view presentation slides at http://coopertire.com/Investors.aspx or at https://livestream.com/ICENYSE/coopertiresinvestorday2018. Within two hours following the event, the audio webcast and accompanying slides will be archived and available for 90 days at these websites.

Forward Looking Statements

This release contains what the company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the company anticipates may happen with respect to the future performance of the industries in which the company operates, the economies of the U.S. and other countries, or the performance of the company itself, which involve uncertainty and risk. Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “will,” “should,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from projections or expectations due to a variety of factors, including but not limited to:

•	volatility in raw material and energy prices, including those of rubber, steel, petroleum-based products and natural gas or the unavailability of such raw materials or energy sources;
•	the failure of the company’s suppliers to timely deliver products or services in accordance with contract specifications;
•	changes to tariffs or trade agreements, or the imposition of new tariffs or trade restrictions, including changes related to tariffs on tires imported into the U.S. from China, as well as tariffs imposed on raw materials which the company uses;
•	changes in economic and business conditions in the world, including changes related to the United Kingdom’s decision to withdraw from the European Union;
•	the impact of the recently enacted tax reform legislation;
•	increased competitive activity including actions by larger competitors or lower-cost producers;
•	the failure to achieve expected sales levels;
•	changes in the company’s customer or supplier relationships, including loss of particular business for competitive, credit, liquidity, bankruptcy, restructuring or other reasons;
•	consolidation or other cooperation by and among the company’s competitors or customers;
•	the ultimate outcome of litigation brought against the company, including product liability claims, which could result in commitment of significant resources and time to defend and possible material damages against the company or other unfavorable outcomes;
•	a disruption in, or failure of, the company’s information technology systems, including those related to cybersecurity, could adversely affect the company’s business operations and financial performance;
•	changes in pension expense and/or funding resulting from the company’s pension strategy, investment performance of the company’s pension plan assets and changes in discount rate or expected return on plan assets assumptions, or changes to related accounting regulations;
•	government regulatory and legislative initiatives including environmental, healthcare, privacy and tax matters;

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Cooper Tire Q1 2018—5

•	volatility in the capital and financial markets or changes to the credit markets and/or access to those markets;
•	a variety of factors, including market conditions, may affect the actual amount expended on stock repurchases; the company’s ability to consummate stock repurchases; changes in the company’s results of operations or financial conditions or strategic priorities may lead to a modification, suspension or cancellation of stock repurchases, which may occur at any time;
•	changes in interest or foreign exchange rates;
•	an adverse change in the company’s credit ratings, which could increase borrowing costs and/or hamper access to the credit markets;
•	failure to implement information technologies or related systems, including failure by the company to successfully implement ERP systems;
•	the risks associated with doing business outside of the U.S.;
•	the failure to develop technologies, processes or products needed to support consumer demand or changes in consumer behavior;
•	technology advancements;
•	the inability to recover the costs to develop and test new products or processes;
•	the impact of labor problems, including labor disruptions at the company, its joint ventures, or at one or more of its large customers or suppliers;
•	failure to attract or retain key personnel;
•	inaccurate assumptions used in developing the company’s strategic plan or operating plans or the inability or failure to successfully implement such plans or to realize the anticipated savings or benefits from strategic actions;
•	the costs and timing of restructuring actions and impairments or other charges resulting from such actions or from adverse industry, market or other developments;
•	risks relating to acquisitions including the failure to successfully integrate them into operations or their related financings may impact liquidity and capital resources;
•	changes in the company’s relationship with its joint-venture partners or suppliers, including any changes with respect to its former PCT joint venture’s production of Cooper-branded products;
•	the ability to find alternative sources for products supplied by PCT;
•	the inability to obtain and maintain price increases to offset higher production or material costs;
•	inability to adequately protect the company’s intellectual property rights; and
•	inability to use deferred tax assets.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this release are based on certain assumptions and analyses made by the company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement. Further information covering issues that could materially affect financial performance is contained in the company’s filings with the U.S. Securities and Exchange Commission (“SEC”).

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures as defined under SEC rules.  Non-GAAP financial measures should be considered in addition to, not as a substitute for, other financial measures prepared in accordance with generally accepted accounting principles (“GAAP”).  The company’s methods of determining these non-GAAP financial measures may differ from the methods used by other companies for these or similar non-GAAP financial measures.  Accordingly, these non-GAAP financial measures may not be comparable to measures used by other companies.  As required by SEC rules, detailed reconciliations between the company’s GAAP and non-GAAP financial results are provided on the attached schedule.  The company believes return on invested capital (“ROIC”) provides additional insight for analysts and investors in evaluating the company’s financial and operating performance.  The company defines ROIC as the trailing four quarters’ after tax operating profit, utilizing the company’s adjusted effective tax rate excluding discrete Q4 2017 tax items affecting comparability of results from

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Cooper Tire Q1 2018—6

period to period, divided by the total invested capital, which is the average of ending debt and equity for the last five quarters.  The company believes ROIC is a useful measure of how effectively the company uses capital to generate profits.

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About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company (NYSE: CTB) is the parent company of a global family of companies that specializes in the design, manufacture, marketing and sale of passenger car, light truck, medium truck, motorcycle and racing tires. Cooper’s headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design operations within its family of companies located in more than one dozen countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire.

Investor Contact:	Media Contact:
Jerry Bialek	Anne Roman
419.424.4165	419.429.7189
investorrelations@coopertire.com	alroman@coopertire.com

Cooper Tire & Rubber Company

Condensed Consolidated Statements of Income

(Unaudited)

(Amounts in thousands except per share amounts)

	Three Months Ended March 31,
	2018	2017
Net sales	$601,496	$643,025
Cost of products sold	517,011	524,439
Gross profit	84,485	118,586
Selling, general and administrative expense	58,031	60,591
Operating profit	26,454	57,995
Interest expense	(7,691)	(7,827)
Interest income	2,315	1,802
Other pension and postretirement benefit expense	(6,986)	(9,325)
Other non-operating expense	(1,658)	(235)
Income before income taxes	12,434	42,410
Provision for income taxes	3,451	13,029
Net income	8,983	29,381
Net income (loss) attributable to noncontrolling shareholders’ interests	698	(1,180)
Net income attributable to Cooper Tire & Rubber Company	$8,285	$30,561

Earnings per share:
Basic	$0.16	$0.58
Diluted	$0.16	$0.57

Weighted average shares outstanding:
Basic	50,838	52,835
Diluted	51,179	53,422

Segment information:
Net Sales
Americas Tire	$485,392	$531,360
International Tire	161,244	141,964
Eliminations	(45,140)	(30,299)

Operating profit (loss):
Americas Tire	$31,236	$70,784
International Tire	7,434	3,027
Unallocated corporate charges	(11,966)	(15,464)
Eliminations	(250)	(352)

Cooper Tire & Rubber Company

Condensed Consolidated Balance Sheets

(Unaudited)

(Dollar amounts in thousands)

	March 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$213,091	$365,046
Notes receivable	66,073	14,593
Accounts receivable	499,130	482,259
Inventories	611,524	565,820
Other current assets	63,921	35,583
Total current assets	1,453,739	1,463,301

Property, plant and equipment, net	978,494	876,799
Goodwill	56,056	53,154
Intangibles	126,143	139,739
Deferred income tax assets	57,057	130,842
Other assets	7,493	7,846
Total assets	$2,678,982	$2,671,681

Liabilities and Equity
Current liabilities:
Notes payable	$41,043	$14,581
Accounts payable	268,556	272,475
Accrued liabilities	244,371	246,046
Income taxes payable	5,098	17,342
Current portion of long-term debt	1,446	1,370
Total current liabilities	560,514	551,814

Long-term debt	295,221	296,516
Postretirement benefits other than pensions	256,188	247,305
Pension benefits	218,280	283,620
Other long-term liabilities	144,753	135,396
Deferred income tax liabilities	—	967
Total parent stockholders’ equity	1,140,723	1,100,150
Noncontrolling shareholders’ interests in consolidated subsidiaries	63,303	55,913
Total liabilities and equity	$2,678,982	$2,671,681

Cooper Tire & Rubber Company

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Dollar amounts in thousands)

	Three Months Ended March 31,
	2018	2017
Operating activities:
Net income	$8,983	$29,381
Adjustments to reconcile net income to net cash used in operations:
Depreciation and amortization	36,424	34,749
Stock-based compensation	1,280	1,283
Change in LIFO inventory reserve	(9,900)	14,438
Amortization of unrecognized postretirement benefits	9,210	10,450
Changes in operating assets and liabilities:
Accounts and notes receivable	(14,955)	17,546
Inventories	(81,156)	(104,851)
Other current assets	(5,532)	(2,069)
Accounts payable	13,063	(6,342)
Accrued liabilities	(34,778)	(44,570)
Other items	58	(17,989)
Net cash used in operating activities	(77,303)	(67,974)
Investing activities:
Additions to property, plant and equipment and capitalized software	(59,722)	(44,602)
Proceeds from the sale of assets	133	11
Net cash used in investing activities	(59,589)	(44,591)
Financing activities:
Net payments on short-term debt	(5,356)	(16,608)
Repayments of long-term debt	(809)	(792)
Payment of financing fees	(1,230)	—
Repurchase of common stock	(15,565)	(17,799)
Payments of employee taxes withheld from shared-based awards	(1,891)	(6,429)
Payment of dividends to Cooper Tire & Rubber Company Stockholders	(5,334)	(5,543)
Issuance of common shares related to stock-based compensation	270	3,596
Net cash used in financing activities	(29,915)	(43,575)
Effects of exchange rate changes on cash	1,399	2,720
Changes in cash, cash equivalents, and restricted cash	(165,408)	(153,420)
Cash, cash equivalents, and restricted cash at beginning of year	392,306	524,249
Cash, cash equivalents, and restricted cash at end of period	$226,898	$370,829

Cooper Tire & Rubber Company

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands)

RETURN ON INVESTED CAPITAL (ROIC)

	Trailing Four Quarters Ended March 31, 2018			Trailing Four Quarters Ended March 31, 2018
Calculation of ROIC			Calculation of Effective Tax Rate
Adjusted operating profit		$277,703	Adjusted (non-GAAP) provision for income taxes (c)	$69,568
Adjusted (non-GAAP) effective tax rate	32.5%		Income before income taxes (d)	213,949
Income tax expense on adjusted operating profit	90,298		Adjusted (non-GAAP) effective income tax rate (c)/(d)	32.5%
Adjusted operating profit after taxes (a)		187,405
Total invested capital (b)		$1,525,537
ROIC, including noncontrolling equity (a)/(b)		12.3%

Calculation of Invested Capital (five quarter average)

	Equity	Long-term debt	Current portion of long-term debt	Notes payable	Total invested capital
March 31, 2018	$1,204,026	$295,221	$1,446	$41,043	$1,541,736
December 31, 2017	1,185,756	295,987	1,413	39,450	1,522,606
September 30, 2017	1,232,225	296,084	1,464	36,056	1,565,829
June 30, 2017	1,192,922	296,179	1,514	38,374	1,528,989
March 31, 2017	1,156,063	296,516	1,370	14,581	1,468,530
Five quarter average	$1,194,198	$295,997	$1,441	$33,901	$1,525,537

Calculation of Trailing Four Quarter Income and Expense Inputs

Quarter-ended:	Operating profit as reported*	ASU 2017-07 Reclassification*	Adjusted operating profit	Provision for income taxes as reported	Adjustments to provision for income taxes**	Adjusted (non-GAAP) provision for income taxes**	Income before income taxes
March 31, 2018	$26,454	$—	$26,454	$3,451		$3,451	$12,434
December 31, 2017	46,844	9,423	56,267	79,929	68,034	11,895	$38,809
September 30, 2017	101,377	9,404	110,781	31,924	—	31,924	94,584
June 30, 2017	74,832	9,369	84,201	22,298	$—	$22,298	$68,122
Trailing four quarters	$249,507	$28,196	$277,703	$137,602	$68,034	$69,568	$213,949

*	Prior to the adoption of ASU 2017-07 on January 1, 2018, all net periodic pension benefit costs were included within operating profit. Prior year quarters have been adjusted to reflect the adoption of the new accounting standard.
**	Fourth quarter 2017 provision for income taxes included $35,378 of deemed repatriation tax and $20,413 for the re-measurement of deferred tax assets related to U.S. tax reform. Q4 2017 also included a U.K. valuation allowance charge of $18,915, less the reversal of an Asia valuation allowance of $6,672. These items have been excluded from the provision for income taxes as they are deemed to impact the comparability of results from period to period.